76 Rahima Moosa Street, Newtown 2001
PO Box 62117, Marshalltown 2107, South Africa
Tel: +27 (0) 11 637 6000
Fax: +27 (0) 11 637 6624
Website: www.anglogoldashanti.com

EXHIBIT 19.4.5.3
29 July 2020

Mr Ian Kramer
Senior Vice President: Group Finance
AngloGold Ashanti Limited
Corporate Office
76 Rahima Moosa
Newtown
2001

Dear Ian

RE: APPOINTMENT AS INTERIM CHIEF FINANCIAL OFFICER (CFO)
It is with great pleasure that I, on behalf of AngloGold Ashanti Limited confirm your appointment as the Acting Chief Financial Officer (Interim CFO) of the Company, effective from 1 September 2020.
As you are aware, the current Chief Financial Officer (CFO) will be taking up the role of Interim Chief Executive Officer (CEO).
Your appointment as acting CFO shall endure until we have been able to appoint a permanent CEO and the appointed person commences employment at which time the Interim CEO shall resume her duties as CFO.
1.SALARY PACKAGE
1.1 Current SVP salary package
For the duration of your appointment as Interim CFO, your current salary package and all other terms and conditions of employment shall remain unchanged.
1.2 Interim CFO allowance
In addition to your current salary package, you will be paid an acting allowance of ZAR72,222 (Seventy-two thousand, two hundred and twenty-two Rand) per month for the duration of your interim appointment.
2.INCENTIVE SCHEME
Your variable pay will be based on your normal remuneration package and your current DSP cash bonus and deferred share award opportunity subject to the rules of the scheme.
The Remco may exercise its discretion to increase your awards in consideration of the period in which you act in the Interim CFO position.

AngloGold Ashanti Limited
Reg No: 1944/017354/06
Directors: SM Pityana (Chairman) KPM Dushnisky (Canadian) (Chief Executive Officer) KC Ramon (Chief Financial Officer) AM Ferguson (British) R Gasant AH Garner (American) NVB Magubane MDC Ramos MC Richter (American/Panamanian) JE Tilk (Canadian)
Acting Company Secretary: L Marwick

3.TERMINATION OF INTERIM CFO ROLE
On the expiration or termination of your appointment as Interim CFO, you will revert to your previous position as SVP: Group Finance. At this time, your previous duties and responsibilities as the SVP: Group Finance shall be revived, and you shall no longer have any obligations and/or authority arising out of your acting appointment.
On the expiration or termination of your appointment as the Interim CFO, you will no longer be entitled to receive the acting allowance, or any other compensation related to the Interim CFO role.
Kindly confirm that this letter correctly records our understanding of your appointment by signing the duplicate copy thereof and returning it to Ms Christine Ramon via email.

Yours sincerely
Sipho M Pityana
Board Chairman

ACKNOWLEDGEMENT

I, Ian Kramer, hereby acknowledge and agree with the terms and conditions set out in this letter:

___/s/ I Kramer__________________________
Name: Ian Kramer
Date: 7 August 2020
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